Exhibit 10.4

EXECUTION VERSION

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of February 16, 2025, is made by and among Shift4 Payments, Inc., a Delaware corporation (“Parent”), and the undersigned shareholders (each, a “Shareholder”) of Global Blue Group Holding AG, a stock corporation incorporated under the laws of Switzerland, with its registered office in Zurichstrasse 38, 8306, Bruttisellen, Switzerland (the “Company”). Parent and each Shareholder are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and the Company are entering into a Transaction Agreement, dated as of the date hereof, (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Transaction Agreement”), pursuant to which, among other things, Merger Sub shall (and Parent shall cause Merger Sub to) commence a tender offer (the “Offer”) to acquire all of the outstanding Company Shares, in which Offer each Company Share validly tendered and not properly withdrawn would be purchased for the Common Share Offer Consideration, the Series A Offer Consideration or the Series B Offer Consideration, as applicable, and following completion of the Offer, and provided that at such time Parent directly or indirectly has acquired or controls at least 90% of the then outstanding Company Shares, the Company and Merger Sub will consummate a statutory squeeze-out merger pursuant to which the Company shall be merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation and as a wholly-owned Subsidiary of Parent (the “Merger”), in each case, upon the terms and subject to the conditions set forth in the Transaction Agreement;

WHEREAS, as of the date hereof, each Shareholder Beneficially Owns the Company Common Shares set forth on Schedule A (together with any Company Common Shares, Company Series A Preferred Shares and Company Series B Preferred Shares with respect to which such Shareholder or any of its controlled Affiliates acquires Beneficial Ownership of, on or after the date hereof and prior to the Expiration Time, collectively, such Shareholder’s “Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement and the Transaction Agreement, the Specified Shareholders of the Company are entering into tender and support agreements substantially in the form of this Agreement;

WHEREAS, the Company Board has (a) determined that the Transaction Agreement is in the best interests of, and fair to, the Company and its shareholders, and declared it advisable for the Company to enter into the Transaction Agreement and effect the Board Modification, (b) adopted the Transaction Agreement and authorized and approved the Offer and the other transactions contemplated thereby, and (c) resolved to recommend that the shareholders of the Company accept the Offer and tender their Company Shares in the Offer and approve and adopt the Board Modification at the Company Shareholder Meeting subject to the terms of the Transaction Agreement, and directed that such matters be submitted for consideration by the shareholders of the Company at the Company Shareholder Meeting; and

WHEREAS, Parent desires that each Shareholder agrees, and each Shareholder is willing to agree, on the terms and subject to the conditions set forth herein, not to Transfer (as defined below) any of its Shares, to accept the offer and tender its Shares in the Offer and to vote all of its Shares in favor of the approval and adoption of the Board Modification and against any action or proposal that would reasonably be expected to interfere with or delay the timely consummation of the Offer or the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. This Agreement is a “Specified Shareholders Support Agreement” as defined in the Transaction Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Transaction Agreement. As used in this Agreement, the following terms shall have the meanings indicated below:

“Agreement” shall have the meaning set forth in the Preamble.

“Applicable Period” means the period beginning upon the execution and delivery of this Agreement and ending at 11:59 p.m., New York City time, on the day that is the later of (a) the Final Date and (b) the fifth Business Day immediately following Parent’s receipt (if applicable) of either (i) the final Notice of Company Recommendation Change (including any new Notice of Recommendation change as a result of any material amendments to the Company Superior Proposal) with respect to a Qualifying Proposal or (ii) the final Notice of Superior Proposal (including any new Notice of Superior Proposal change as a result of any material amendments to the Company Superior Proposal) with respect to a Qualifying Proposal. For purposes of this definition, the “final” Notice of Company Recommendation Change and the “final” Notice of Company Superior Proposal shall mean the Notice of Company Recommendation Change or the Notice of Company Superior Proposal, as applicable, after which either (x) Parent has not negotiated with the Company to make adjustments to the terms and conditions of the Transaction Agreement during the applicable period under Section 7.4(e) of the Transaction Agreement in response to a Qualifying Proposal or (y) the Person or group submitting the Qualifying Proposal has not made a material amendments to the Company Superior Proposal within five Business Days after submitting to the Company such Qualifying Proposal.

“Beneficially Own,” “Beneficial Ownership” or “Beneficial Owner” shall mean, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation).

“Chosen Courts” shall have the meaning set forth in Section 9.7.

“Company” shall have the meaning set forth in the Preamble.

“control” shall mean the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, voting equity, limited liability company interests, general partner interests, or other voting interests, by contract or otherwise.

“Expiration Time” shall have the meaning set forth in Section 6.

“Final Date” means March 4, 2025.

“Governing Documents” shall mean, with respect to any Person, such Person’s articles or certificate of association, incorporation, formation or organization, bylaws, limited liability company agreement, partnership agreement or other constituent document or documents, each in its currently effective form as amended from time to time.

“Merger” shall have the meaning set forth in the Recitals.

“Non-Recourse Party” shall have the meaning set forth in Section 9.13.

“Offer” shall have the meaning set forth in the Recitals.

“Other Shareholder” means any other shareholder of the Company entering into a Tender and Support Agreement in connection with the transactions contemplated by the Transaction Agreement.

“Other Tender and Support Agreement” means any Tender and Support Agreement, dated as of the date hereof, between Parent and any Other Shareholder.

“Parent” shall have the meaning set forth in the Preamble.

“Party” or “Parties” shall each have the meaning set forth in the Preamble.

“Qualifying Proposal” means a Company Takeover Proposal with respect to which the Company has delivered to Parent either a Notice of Company Recommendation Change or a Notice of Superior Proposal, in each case, prior to 11:59 p.m., New York City time, on the Final Date.

“Shareholder” shall have the meaning set forth in the Recitals.

“Shares” shall have the meaning set forth in the Recitals.

“Side Arrangements” shall have the meaning set forth in Section 2.10.

“Transaction Agreement” shall have the meaning set forth in the Recitals.

“Transfer” shall mean, with respect to any Share, any direct or indirect sale, transfer, tender, exchange, conversion, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition of any interest (including the right to vote) in such Share, as applicable, including those by way of any spin-off (such as through a dividend), hedging or derivative transactions, sale, transfer or assignment of a majority of the equity interest in, or sale, transfer or assignment of control of, any Person holding such Share, as applicable, merger, consolidation, division, statutory conversion, domestication, transfer or continuance, share exchange, operation of Law, or otherwise.

2. Certain Agreements.

2.1 Agreement to Tender. Subject to the terms of this Agreement, each Shareholder shall, and shall cause its controlled Affiliates to validly tender, or cause to be tendered, in the Offer, as promptly as practicable following the commencement of the Offer (but in any event within ten Business Days following the commencement of the Offer (within the meaning of Rule 14d-2 of the Exchange Act)) all of its Shares pursuant to the terms of the Offer and shall not withdraw, or cause to be withdrawn such Shares at any time, unless and until this Agreement shall have been validly terminated in accordance with Section 6. Without limiting the generality of the foregoing, no later than ten Business Days after the commencement (within the meaning of Rule 14d-2 of the Exchange Act) of the Offer, each Shareholder shall, and shall cause its controlled Affiliates to deliver pursuant to the terms of the Offer (i) a letter of transmittal with respect to all Shares complying with the terms of the Offer, (ii) a certificate (or effective affidavit of loss in lieu thereof) representing the Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of book-entry evidence and (iii) all other documents or instruments reasonably required to be delivered by shareholders of the Company pursuant to the terms of the Offer or as Parent may reasonably require or request in order to effect the valid tender of the Shares in accordance with the terms of the Offer or cause such Shareholder’s broker or such other Person that is the holder of record of any Shares Beneficially Owned by such Shareholder to validly tender such Shares pursuant to and in accordance with this Section 2.1 and the terms of the Offer. If the Offer is terminated or withdrawn by Merger Sub in accordance with the Transaction Agreement or the Transaction Agreement is terminated in accordance with Article IX thereof prior to the purchase of the Shares in the Offer, Parent and Merger Sub shall promptly return, and shall cause any depository or paying agent, acting on behalf of Parent and Merger Sub, to promptly return all tendered Shares to such Shareholder.

2.2 Agreement to Vote. Subject to the terms of this Agreement, each Shareholder hereby irrevocably and unconditionally agrees that from the date hereof and until the Expiration Time, at any meeting of shareholders of the Company called to vote upon the Board Modification, including the Company Shareholder Meeting, or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or approval is sought with respect to the Board Modification, such Shareholder shall, and shall cause its controlled Affiliates to, in each case (whether by proxy or in person), to the fullest extent that the Shares are entitled to vote thereon be present and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to all of its Shares (w) in favor of the adoption and approval of the Board Modification and any other proposal required for the consummation of the transactions contemplated by the Transaction Agreement, (x) against any proposal, motion, action, agreement or transaction that would reasonably be expected to (A) directly result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Transaction Agreement, or of such Shareholder contained in this Agreement or (B) result in any of the conditions set forth in Annex C of the Transaction Agreement not being satisfied prior to the End Date; (y) against any change in the Company Board (other than the Board Modification or in the event of a director’s death or resignation, to fill the vacancy created thereby); and (z) against any Company Takeover Proposal and against any other action, agreement or transaction involving the Company that would reasonably be expected to materially impede, materially delay or prevent the consummation of the Offer, including (1) any proposal to authorize, declare, set aside, make or pay any dividends on, or make other distributions in respect of, any of its share capital; (2) any proposal to adjust, split, combine or reclassify any of its share capital, or any other securities in respect of, in lieu of or in substitution for, shares of its share capital; (3) any amendment or proposal to amend the articles of association of the Company (except for amendments to the Company’s articles of association incidental to or in connection with the issue of Company Common Shares permitted pursuant to Section 6.1(b) of the Transaction Agreement or cancellations of Company Shares held in treasury); (4) any restriction on the transferability of shares; (5) any sale of all or substantially all of the assets of the Company (faktische Liquidation); and (6) any merger, demerger or similar reorganization of the Company, in each case of the foregoing clauses (1) through (6), if such actions would reasonably be expected to materially impede, materially delay or prevent the consummation of the Offer. If and to the extent the Company convenes any general meeting, such Shareholder has the right to vote in favor of the proposals by the Company Board with respect to the items to be included by law in the agenda of such general meeting to the extent otherwise permitted by this Section 2.2.

2.3 Waiver of Appraisal Rights. Each Shareholder hereby irrevocably and unconditionally waives and agrees to cause to be waived and to prevent the exercise of or any demand related to, any rights of appraisal or any dissenters’ rights in respect of the Shares that exist in relation to the Offer, the Merger and/or the transactions contemplated by the Transaction Agreement.

2.4 [Intentionally Omitted.]

2.5 No Solicitation by Each Shareholder. From and after the execution of this Agreement and until the Expiration Time, each Shareholder shall not, and shall cause its Subsidiaries not to, and shall cause its and its Subsidiaries’ respective directors, officers, employees and Representatives not to, directly or indirectly, (i) solicit, initiate, propose, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to a Company Takeover Proposal, (ii) enter into, continue, initiate or otherwise participate in any discussions (except to notify a Person of the existence of the provisions of this Section 2.5 and Section 7.4 of the Transaction Agreement) or negotiations regarding, or furnish to any Person (other than to Parent and its Representatives) any non-public information regarding the Company or any of its Subsidiaries or afford to any Person (other than to Parent and its Representatives) access to the properties, books, records, officers or personnel of the Company or any of its Subsidiaries in connection with any Company Takeover Proposal or any inquiry, discussion or request that would reasonably be expected to lead to a Company Takeover Proposal, (iii) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any Company Takeover Proposal or submit to the vote of its shareholders any Company Takeover Proposal before the termination of this Agreement in accordance with its terms or (iv) enter into or execute, or approve or recommend or publicly propose to approve or recommend the entering into of any letter of intent, memorandum of understanding, amalgamation or merger agreement or other agreement, arrangement or understanding relating to any Company Takeover Proposal before the termination of this Agreement in accordance its terms (other than a Company Acceptable Confidentiality Agreement) or (v) formally authorize any of, or commit, resolve or agree to do any of, the foregoing. Upon the execution of this Agreement until the Expiration Time, each Shareholder shall and shall cause its Subsidiaries and each of its and their respective directors, officers and employees to, and shall direct, and use its reasonable best efforts to cause its other Representatives to immediately cease any existing solicitation, encouragement, discussions or negotiations with any Person or group relating to any Company Takeover Proposal or any discussion that would reasonably be expected to lead to a Company Takeover Proposal. Any violation of the restrictions set forth in this Section 2.5 by any Representative of a Shareholder shall be deemed to be a breach of this Section 2.5 by such Shareholder. Notwithstanding anything to the contrary herein, (i) this Section 2.5 shall not restrict a Shareholder from (A) taking any action or doing anything that the Company or any of its Subsidiaries is permitted to do in accordance with the terms of Section 7.4 of the Transaction Agreement, (B) sharing with the Company Board any Company Takeover Proposal received by such Shareholder; provided that such Company Takeover Proposal referenced in this clause (B) was not received in violation of this Section 2.5 or (C) communicating with Other Shareholders of the Company that are party to an Other Tender and Support Agreement so long as such communications would not reasonably be expected to require such Shareholder, any Other Shareholder or the Company to make any public disclosure, and (ii) such Shareholder shall under no circumstances be liable for any actions taken or any failure to act by the Company under or in respect of the Transaction Agreement or the transactions contemplated thereby. For purposes of this Agreement, none of the Company or any of its Subsidiaries shall be deemed to be a Subsidiary or a Representative of a Shareholder for any purpose hereunder.

2.6 Company Takeover Proposal. From and after the execution of this Agreement and until the Expiration Time, each Shareholder shall not submit to the Company or the Company Board, or publicly propose, any Company Takeover Proposal. For the avoidance of doubt, the foregoing shall not restrict each Shareholder from sharing with the Company Board any Company Takeover Proposal received by such Shareholder in compliance with Section 2.5.

2.7 Regulatory Cooperation. From and after the execution of this Agreement and until the Expiration Time, each Shareholder shall provide any information of the type customarily provided to a Governmental Entity by a Person similarly situated to such Shareholder to the extent necessary to obtain each Required Approval pursuant to the Transaction Agreement, in each case as promptly as reasonably practicable after any request by Parent or the Company; provided that such Shareholder shall not be required to provide any information that is subject to attorney-client privilege, confidentiality obligations or legal restrictions to which such Shareholder or its Affiliates are bound.

2.8 [Intentionally Omitted.]

2.9 [Intentionally Omitted.]

2.10 Other Tender and Support Agreements. Parent will not, and will cause each of its controlled Affiliates not to, amend, modify, waive or terminate any provision of any Other Tender and Support Agreement, or enter into any other agreement (including side letters) that is inconsistent in a material respect with this Agreement or the other Tender and Support Agreements, as applicable, with any Other Shareholders (collectively “Side Arrangements”), in each case, without the prior written consent of each Shareholder. Each Other Shareholder shall be an express third-party beneficiary of this Section 2.10 and shall be entitled to enforce this Section 2.10.

3. Agreement Not to Transfer or Encumber. Each Shareholder hereby agrees with Parent that, from the date hereof until the Expiration Time, it shall not, directly or indirectly, (i) Transfer (or enter into any contract related to the Transfer of) any of its Shares or any right, title or interest therein, (ii) deposit any of its Shares into a voting trust or enter into a voting agreement, voting trust or arrangement with respect to any Shares, as applicable, (iii) grant a proxy or power of attorney or other authorization or consent with respect to the Shares, (iv) enter into any agreement or take any action that would make any covenant, agreement, representation or warranty of such Shareholder contained herein untrue, incorrect, ineffective or unenforceable in any material respect or have the effect of preventing such Shareholder from performing any of its obligations under this Agreement, or (v) approve or consent to any of the foregoing; provided that, notwithstanding the foregoing, such Shareholder may Transfer Shares (A) to an Affiliate of such Shareholder that, concurrently with such Transfer, executes a joinder substantially in the form attached hereto as Annex I, (B) to any custodian or nominee in connection with the tender of Shares in the Offer, or (C) in order to tender Shares in the Offer as provided hereunder and under the Transaction Agreement. Any Transfer or attempted Transfer of any Shares in violation of this Section 3 shall be null and void ab initio. If any involuntary Transfer of any of the Shares shall occur (including a sale by a Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement in accordance with Section 6. Notwithstanding anything herein to the contrary, each Shareholder shall be permitted to grant a proxy or power of attorney or other authorization or consent to the Company’s independent proxy (as elected on the annual general meeting of the shareholders of the Company) on the Company’s official proxy card to vote the Shares in a manner consistent with the terms of this Agreement.

4. Representations, Warranties and Covenants of Each Shareholder. Each Shareholder hereby represents and warrants to Parent as follows:

4.1 The Shareholder has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Shareholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable. The execution and delivery by the Shareholder of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action in accordance with the Shareholder’s Governing Documents, as applicable. This Agreement has been duly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery of this Agreement by Parent and in case of the Company Series B Preferred Shares and the Company Series A Preferred Shares approval by the Company Board on the transfer, constitutes the legal, valid and binding obligation of the Shareholder, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity).

4.2 The execution and delivery of this Agreement by the Shareholder and the performance of its obligations hereunder will not constitute or result in (i) a breach or violation of, or a default under, the Governing Documents of the Shareholder, (ii) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of by the Shareholder (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon by the Shareholder, or (iii) a conflict with, breach or violation of any Law applicable to by the Shareholder or by which its properties are bound or affected, except, in the case of clauses (ii) or (iii), for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to impair the ability of by the Shareholder to perform its obligations under this Agreement on a timely basis.

4.3 As of the date hereof, the Shareholder (i) Beneficially Owns the Shares and has good and marketable title to all such Shares, free and clear of any and all Liens, other than those that may be created by this Agreement and (ii) has sole voting power over and sole power to issue instructions with respect to the matters set forth herein and the right to consent (or cause to consent) to all of the matters set forth in this Agreement, in each case, with respect to all of such Shares.

4.4 Except as contemplated by this Agreement and the Amended and Restated Investor Agreement, dated as of August 28, 2020, by and among SL Globetrotter, L.P., Global Blue Holding LP, GL Globetrotter GP, Ltd., Partners Group Private Equity (Master Fund), LLC, Partners Group Barrier Reef, L.P., Partners Group Client Access 5 L.P. Inc., and Global Blue Investment & Co S.C.A., the Shareholder has not entered into any tender, voting or other agreement or arrangement, or proxy or power of attorney, with respect to any of its Shares or entered into any other contract relating to the voting of any of its Shares. Any and all proxies in respect of the Shares in effect prior to the date hereof are revocable, and such proxies either have been revoked prior to the date hereof or are hereby revoked. For the avoidance of doubt, nothing in this Section 4.4 shall limit the ability of the Shareholder to grant a proxy or power of attorney, or issue voting instructions, to the Company’s independent proxy in accordance with Section 3 and the applicable Swiss Law.

4.5 As of the date hereof, there is no Action pending or, to the knowledge of the Shareholder, threatened against or affecting the Shareholder that, individually or in the aggregate, would reasonably be expected to materially impair the ability of the Shareholder to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.

4.6 The Shareholder hereby authorizes Parent to publish and disclose in any announcement or disclosure in connection with the transactions contemplated by the Transaction Agreement, including the Other Parent Filings and the Other Company Filings, its identity and ownership of its Shares consistent with public filings made by the Shareholder and the nature of its obligations under this Agreement, and agrees that it shall promptly furnish to Parent any information reasonably available to the Shareholder that Parent may reasonably request for the preparation of any such announcement or disclosure in order to comply with applicable Law and notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such announcement or disclosure, if and to the extent that any such information contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.7 The Shareholder (i) has been represented by or has had the opportunity to be represented by, independent counsel of its own choice, and has had the full right and opportunity to consult with its attorney and avail itself of this opportunity, (ii) has received, and reviewed and fully understands this Agreement and the Transaction Agreement, and has had the opportunity to have the Agreement and the Transaction Agreement fully explained by counsel of its choosing, and is fully aware of the contents thereof and its meaning, intent and legal effect, and (iii) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. The Shareholder understands and acknowledges that Parent is entering into the Transaction Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

5. Representations, Warranties and Covenants of Parent. Parent hereby represents and warrants to each Shareholder as follows:

5.1 Parent has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable. The execution and delivery by Parent of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action in accordance with Parent’s Governing Documents, as applicable. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by the Shareholder and in case of the Company Series B Preferred Shares and the Company Series A Preferred Shares approval by the Company Board on the transfer, constitutes the legal, valid and binding obligation of Parent, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity).

5.2 The execution and delivery of this Agreement by Parent and the performance of its obligations hereunder will not constitute or result in (i) a breach or violation of, or a default under, the Governing Documents of Parent, (ii) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of by

Parent (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon by Parent, or (iii) a conflict with, breach or violation of any Law applicable to by Parent or by which its properties are bound or affected, except, in the case of clauses (ii) or (iii), for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to impair the ability of Parent to perform its obligations under this Agreement on a timely basis.

5.3 Parent has or has caused to be provided to the Shareholder true, correct and complete copies of (i) the Other Tender and Support Agreements, and (ii) neither Parent nor its Affiliates have entered into any Side Arrangement without the prior written consent of the Shareholder.

6. Termination. This Agreement shall terminate and shall have no further force or effect (i)(A) during the Applicable Period, (x) immediately, upon written notice by a Shareholder to Parent, if there has been a Company Change of Recommendation or (y) immediately upon termination of the Transaction Agreement in accordance with Section 9.1(e) or Section 9.1(g) and (B) from and after the expiration of the Applicable Period, on the date that is (1) three months following the termination of the Transaction Agreement, if the Transaction Agreement is terminated in accordance with Section 9.1(e) or (2) five months following the termination of the Transaction Agreement, if the Transaction Agreement is terminated in accordance with Section 9.1(f) (solely to the extent resulting from Willful Breach by the Company) or Section 9.1(g) thereof, in each case of clauses (1) and (2), except with respect to Section 2.1, Section 2.2 (other than each Shareholder’s obligation to vote (or cause to be voted), or deliver (or cause to be delivered) a written consent, against any Company Takeover Proposal as set forth in clause (z) thereof), Section 2.3 and Section 2.7, each of which shall terminate immediately upon termination of the Transaction Agreement, (ii) immediately upon termination of the Transaction Agreement, if the Transaction Agreement is terminated in accordance with Section 9.1(a), Section 9.1(b), Section 9.1(c), Section 9.1(d), Section 9.1(f) (other than as described in the foregoing clause (i) of this Section 6) or Section 9.1(h) thereof, (iii) immediately as of and following the Acceptance Time, or (iv) immediately, upon written notice by a Shareholder to Parent, if there has been any modification, waiver or amendment to any provision of the Transaction Agreement that reduces or changes the form of Offer Consideration to be paid in respect of the Shares (in each case, without such Shareholder’s prior written consent) (the date that any such termination is effective pursuant to clauses (i), (ii), (iii) or (iv) of this Section 6, the “Expiration Time”). Notwithstanding the foregoing, nothing herein shall relieve any Party hereto from liability for any breach of this Agreement that occurred prior to such termination.

7. Duties. Each Shareholder is entering into this Agreement solely in its capacity as Beneficial Owner of the Shares, and nothing in this Agreement shall apply to any Person serving in his or her capacity as a director or officer of the Company. Parent acknowledges that investment professionals affiliated with such Shareholder may serve on the Company Board and agrees that any actions taken by a director or officer of the Company in his or her capacity as such shall not constitute actions taken by or on behalf of any Shareholder. For the avoidance of doubt, nothing in this Agreement shall be construed to prohibit a Person (or be construed to create any obligation on such Person) who is an officer or member of the Company Board from taking any action (or failure to act) in his or her capacity as an officer or member of the Company Board or from taking any action with respect to any Company Takeover Proposal in his or her capacity as an officer or director of the Company or in the exercise of his or her duties in his or her capacity as director or officer of the Company or any of its Subsidiaries and no action taken in any such capacity as an officer or director of the Company or any of its Subsidiaries shall be deemed to constitute a breach of this Agreement.

8. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or any of its direct or indirect owners any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to each Shareholder, as applicable, and neither Parent nor any of its direct or indirect owners shall have the authority to direct such Shareholder in the voting or disposition of any Shares, except as otherwise expressly provided herein.

9. Miscellaneous.

9.1 Enforcement. The Parties agree that money damages would be both incalculable and an insufficient remedy and that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the Parties shall be entitled to specific performance, an injunction or other equitable relief to prevent breaches or violations of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Chosen Court. Moreover, and in recognition of the foregoing, each of the Parties hereby waives (a) any defense in any action for specific performance of this Agreement that a remedy at Law would be adequate or that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason and (b) any requirement under any Law for any Party to post security as a prerequisite to obtaining equitable relief. Each Party acknowledges and agrees that the agreements contained in this Section 9.1 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other Party would not enter into this Agreement. Notwithstanding anything to the contrary in this Agreement, the Parties hereby agree that specific performance or injunctive relief pursuant to this Section 9.1 shall be the sole and exclusive remedy with respect to breaches or threatened breaches by each Shareholder under this Agreement, and neither Parent nor any of its Affiliates may pursue or accept any other form of relief (including monetary damages or reimbursement) that may be available at law or in equity for any breach or violation of this Agreement.

9.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party, which may be granted or withheld in the sole discretion of the other Party. Any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

9.3 No Rights or Obligations of the Company: The undertakings and representations and warranties by each Shareholder contained herein are for the sole benefit of and can only be enforced by Parent and do not create any rights for or obligations by the Company to such Shareholder or the Parent, as the case may be.

9.4 Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties in interest at the time of the amendment.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given and properly received on the date of delivery if delivered personally, when received when sent by email by the Party to be notified; provided that no “bounceback” or notice of non-delivery is received or when delivered by a courier (with confirmation of delivery). All notices hereunder shall be delivered as set forth below or under such other instructions as may be designated in writing by the Party to receive such notice.

(i) if to Parent, to:

Shift4 Payments, Inc. 3501 Corporate Parkway
Center Valley, PA 18034
Email:	tlauber@shift4.com
jfrankel@shift4.com
Attention:	Taylor Lauber Jordan Frankel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP 1271 Avenue of the Americas
New York, NY 10020
Email:	andrew.elken@lw.com
leah.sauter@lw.com
Attention:	Andrew Elken
Leah Sauter

(ii) if to the Shareholders, to:

Partners Group Private Equity (Master Fund), LLC c/o Partners Group (USA) Inc. 1114 Avenue of the Americas 37th Floor
New York, NY 10036
USA
Email:	PGadmin@partnersgroup.com ulf.pagenkopf@partnersgroup.com johannes.vonpfister@partnersgroup.com

Attention:	Ulf Pagenkopf
Johannes von Pfister

Partners Group Barrier Reef, L.P. c/o Partners Group AG
Unternehmer-Park 3 6340 Baar
Switzerland
Email:	PGadmin@partnersgroup.com ulf.pagenkopf@partnersgroup.com johannes.vonpfister@partnersgroup.com
Attention:	Ulf Pagenkopf
Johannes von Pfister

Partners Group Client Access 5, L.P. Inc. c/o Partners Group AG
Unternehmer-Park 3 6340 Baar
Switzerland
Email:	PGadmin@partnersgroup.com ulf.pagenkopf@partnersgroup.com johannes.vonpfister@partnersgroup.com
Attention:	Ulf Pagenkopf Johannes von Pfister

with a copy (which shall not constitute notice) to:

Kirkland & Ellis International LLP 30 St Mary Axe
London
EC3A 8AF
United Kingdom
Email:	hamesh.khatkar@kirkland.com
Attention:	Hamesh Khatkar

9.6 Governing Law. This Agreement shall be governed by, interpreted and construed with regard to, in all respects, including as to validity, interpretation and effect, the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws. The Merger Agreement shall be governed by, interpreted and construed with regard to, in all respects, including as to validity, interpretation and effect, the Laws of Switzerland, without giving effect to its principles or rules of conflict of laws.

9.7 Submission to Jurisdiction. Each Party irrevocably and unconditionally consents, agrees and submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (and appropriate appellate courts therefrom) (the “Chosen Courts”), for the purposes of any Action with respect to the subject matter hereof (other than the Merger Agreement, which shall be interpreted, construed, governed and enforced as set forth therein). Each Party agrees to commence any Action relating hereto only in the State of Delaware, or if such Action may not be brought in such court for reasons of subject matter jurisdiction, in the other appellate courts therefrom or other courts of the State of Delaware. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Action with respect to the subject matter hereof (other than the Merger Agreement, which shall be interpreted, construed, governed and enforced as set forth therein) in the Chosen Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Each Party further irrevocably and unconditionally consents to and grants any such court jurisdiction over the Person of such Parties and, to the extent legally effective, over the subject matter of any such dispute and agrees that mailing of process or other documents in connection with any such Action in the manner provided in Section 9.5 hereof or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. The Parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from such final trial court judgment.

9.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE MERGER. EACH OF THE PARTIES HEREBY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9 Interpretation. The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to sections or subsections, such reference shall be to a section or subsection of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” unless otherwise indicated. The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the schedules and annexes hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. References to “CHF” in this

Agreement are to the lawful currency of Switzerland. References to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement, together with all amendments thereto. References to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law. Time periods within or following which any act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

9.10 Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the Parties and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

(b) This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except as set forth in or contemplated by the terms and provisions of Section 9.13.

9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not be interpreted without giving effect to Section 9.1 and Section 9.13.

9.12 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the Parties has delivered a signed counterpart to the other Party, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by electronic transmission or electronic “.pdf”, including using generally recognized e-signature technology (e.g., DocuSign or Adobe Sign), shall be effective as delivery of a manually executed counterpart hereof.

9.13 Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, each Shareholder and Parent each covenant, agree and acknowledge that no Persons other than the Parties hereto have any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder, and that each Party has no right of recovery under this Agreement, or any claim based on such liabilities, obligations, commitments against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any of either Party or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing (collectively, but not including the Parties hereto, each a “Non-Recourse Party”), through the other Party or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the other Party against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Law, or otherwise. Without limiting the foregoing, no claim will be brought or maintained by each Shareholder, Parent or any of its Affiliates or any of their respective successors or permitted assigns against any Non-Recourse Party that is not otherwise expressly identified as a Party to this Agreement, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any Party set forth or contained in this Agreement, any exhibit or schedule hereto, any other document contemplated hereby or any certificate, instrument, opinion, agreement or other document of the other Party or any other Person delivered hereunder. The Non-Recourse Parties shall be express third-party beneficiaries of this Section 9.13.

9.14 Fees and Expenses. All Expenses incurred in connection with this Agreement, the Transaction Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such Expense, except as otherwise expressly provided in the Transaction Agreement and this Section 9.14. If the Offer is completed, Parent shall pay, or cause the Company to pay, legal Expenses incurred by each Shareholder in connection with the negotiation and execution of this Agreement, up to an aggregate amount not to exceed $500,000.00.

9.15 Affiliated Entities. If any controlled Affiliate of a Shareholder becomes a Beneficial Owner of Shares on or after the date hereof, such Shareholder shall give Parent a written notice thereof as promptly as practicable in advance of such controlled Affiliate becoming a Beneficial Owner and such controlled Affiliate shall, and such Shareholder shall cause such controlled Affiliate to, promptly (and in advance of such controlled Affiliate becoming a Beneficial Owner) execute a joinder to this Agreement substantially in the form attached hereto as Annex I, to ensure that such controlled Affiliate is subject to the obligations under this Agreement applicable to such Shareholder and that such Shares are subject to this Agreement.

9.16 Several Liability. Each obligation described herein of the Shareholders or any Shareholder, as the case may be, shall be a several (and not joint or joint and several) liability of each Shareholder. No Shareholder shall have any liability whatsoever for any action or inaction of any other Shareholder party hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

SHIFT4 PAYMENTS, INC.

By:	/s/ Taylor Lauber
Name:	Taylor Lauber
Title:	President

[SIGNATURE PAGE TO TENDER AND SUPPORT AGREEMENT]

PARTNERS GROUP PRIVATE EQUITY (MASTER FUND), LLC

By: Partners Group (USA) Inc., as investment manager
By: Partners Group AG, under power of attorney

By:	/s/ Ryan Saunders
Name: Ryan Saunders
Title: Authorized Signatory

By:	/s/ Hayley Elliott
Name: Hayley Elliott
Title: Authorized Signatory

[SIGNATURE PAGE TO TENDER AND SUPPORT AGREEMENT]

PARTNERS GROUP BARRIER REEF, L.P.

By: Partners Group Management XIII Limited, its general partner
By: Partners Group AG, its investment manager

By:	/s/ Ryan Saunders
Name: Ryan Saunders
Title: Authorized Signatory

By:	/s/ Hayley Elliott
Name: Hayley Elliott
Title: Authorized Signatory

[SIGNATURE PAGE TO TENDER AND SUPPORT AGREEMENT]

PARTNERS GROUP CLIENT ACCESS 5 L.P. INC.

By: Partners Group Client Access Management I Limited, its general partner
By: Partners Group AG, its investment manager

By:	/s/ Ryan Saunders
Name: Ryan Saunders
Title: Authorized Signatory

By:	/s/ Hayley Elliott
Name: Hayley Elliott
Title: Authorized Signatory

[SIGNATURE PAGE TO TENDER AND SUPPORT AGREEMENT]

Annex I

Form of Joinder

The undersigned is executing and delivering this joinder agreement (this “Joinder”) pursuant to that certain Tender and Support Agreement, dated as of February 16, 2025 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Support Agreement”) by and between Shift4 Payments, Inc., a Delaware corporation (“Parent”), and [•] (the “Shareholder”), a shareholder of Global Blue Group Holding AG, a stock corporation incorporated under the laws of Switzerland, with its registered office in Zurichstrasse 38, 8306, Bruttisellen, Switzerland (the “Company”). Capitalized terms used but not defined in this Joinder shall have the respective meanings ascribed to such terms in the Support Agreement.

By executing and delivering this Joinder to the Support Agreement, the undersigned hereby adopts and approves the Support Agreement and agrees, effective commencing on the date hereof and as a condition to the undersigned becoming a Beneficial Owner of Shares, to become a Party to, and to be bound by and comply with the provisions of, the Support Agreement applicable to the Shareholder in the same manner as if the undersigned were an original signatory to the Support Agreement.

The undersigned hereby represents and warrants that it is a controlled Affiliate of [•]1.

Section 9 of the Support Agreement is hereby incorporated herein by reference, mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

[1]	The Shareholder transferring Shares.

Accordingly, the undersigned has executed and delivered this Joinder as of the  day of_____________________________, _______ .

[TRANSFEREE]

By:
Name:
Title:

Notice Information
Address:
Email:

Schedule A

Shares

Name and Address of Shareholder	Number of Company Common Shares

Partners Group Private Equity (Master Fund), LLC c/o Partners Group (USA) Inc. 1114 Avenue of the Americas 37th Floor New York, NY 10036 USA	97,520

Partners Group Barrier Reef, L.P. c/o Partners Group AG Unternehmer-Park 3 6340 Baar Switzerland	162,535

Partners Group Client Access 5, L.P. Inc. c/o Partners Group AG Unternehmer-Park 3 6340 Baar Switzerland	2,511,151